Exhibit 99.1

	December 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets
Cash	5,902,759	326,115
Accounts receivable, net of allowance for credit losses	3,728,490	1,716,370
Due from related party	284,614	531,656
Prepaids and other current assets	422,522	446,826
Total current assets	$10,338,385	$3,020,967

Right-of-use assets, net	293,588	379,585
Intangible assets, net	8,785,006	10,995,000
Goodwill	4,916,694	4,916,694
Fixed assets, net	325,748	680,242
Total assets	$24,659,421	$19,992,488

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued liabilities	7,126,589	9,343,659
Deferred revenue	1,315,187	417,815
Due to related party	51,900	51,900
Operating lease liabilities	82,575	72,836
Financing lease liabilities	234,106	328,833
Factoring payable	94,220	179,007
Encompass Purchase liability	265,578	263,918
Equity Line of Credit	42,394	80,000
Quantum convertible note, related party at fair value	—	3,248,000
September 2024 Convertible Note, at fair value	—	2,094,000
Loan payable, related party	471,651	471,651
Line of credit	456,097	456,097
Notes payable, net of discount	438,550	433,983
Common stock issuance obligation	31,227	69,621
Exchange Note, at fair value	—	1,499,000
Total current liabilities	$10,610,074	$19,010,320

Notes payable, less current portion, net of discount	584,807	593,941
Operating lease liabilities, less current portion	180,439	269,338
Deferred revenue, net of current portion	—	69,999
Deferred tax liability	67,379	67,378
Total liabilities	$11,442,699	$20,010,976

Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; 2,788 and 6,158 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1	1
Common stock, $0.0001 par value; 100,000,000 shares authorized 45,192,374 and 16,297,190 shares issued and outstanding as of December 31, 2025 and 2024, respectively	4,232	1,630
Additional paid-in capital	88,478,448	67,683,754
Accumulated deficit	(75,265,959)	(67,703,873)
Total stockholders’ equity (deficit)	$13,216,722	$(18,488)
Total liabilities and stockholders’ equity (deficit)	$24,659,421	$19,992,488